Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 26, 2019 relating to the consolidated financial statements and financial statement schedule of Air Products and Chemicals, Inc. and subsidiaries and the effectiveness of Air Products and Chemicals, Inc.’s internal control over financial reporting, which appears in the Annual Report on Form 10-K of Air Products and Chemicals, Inc. for the year ended September 30, 2019.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 23, 2020